Exhibit 5.1

Robert J. Olivieri

Partner

Direct Dial: 716.848.1268

Direct Facsimile: 716.819.4655

rolivier@hodgsonruss.com

November 7, 2003

Columbus McKinnon Corporation

140 John James Audubon Parkway

Amherst, New York 14228-1197

Ladies and Gentlemen:

Re: Registration Statement on Form S-4; File No. 333-109730

We have acted as counsel to (1) Columbus McKinnon Corporation (the “Company”) in connection with the public offering of $115,000,000 aggregate principal amount of 10% Senior Secured Notes due 2010 of the Company (the “New Notes”) issued pursuant to an Indenture, dated as of July 22, 2003 among the Company, Audubon Europe S.àr.l. (“Audubon”), Audubon West, Inc. (“West”), Crane Equipment & Service, Inc. (“Crane”), Yale Industrial Products, Inc. (“Yale”) (Audubon, West, Crane and Yale being collectively the “Guarantors” and individually a “Guarantor” and West, Crane and Yale being individually a “Domestic Guarantor”) and U.S. Bank Trust National Association, as Trustee (the “Trustee”), as amended by a First Supplemental Indenture, dated as of September 19, 2003 among the Company, the Guarantors and the Trustee (the “First Supplemental Indenture”) (such Indenture, as amended by the First Supplemental Indenture, being hereinafter referred to as the “Indenture”) and (2) the Guarantors in connection with the execution and delivery by the Guarantors of guarantees to be endorsed on the New Notes (the “Guarantees”). The New Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Company’s issued and outstanding 10% Senior Secured Notes due 2010 (the “Old Notes”) which were issued pursuant to the Indenture on July 22, 2003, such Exchange Offer to be conducted as contemplated by the terms of the Registration Rights Agreement dated July 15, 2003, among the Company, the Guarantors and Credit Suisse First Boston LLC and Fleet Securities, Inc., as the initial purchasers (the “Registration Rights Agreement”).

This opinion is being furnished at your request and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

The opinions set forth in this letter are subject to the following qualifications:

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Columbus McKinnon Corporation November 7, 2003 Page 2

1.    In giving the opinions set forth in this letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement on Form S-4 (File No. 333-109730) relating to the New Notes and its exhibits (the “Registration Statement”), (b) the Indenture, (c) the Registration Rights Agreement, (d) the Form T-1 of the Trustee filed as Exhibit 25.1 to the Registration Statement, (e) the form of the New Notes, included as an exhibit to the Indenture, (f) the Certificate or Articles of Incorporation and the By-laws of the Company and each of the Guarantors, (g) such evidence of incumbency of officers of the Company and each Domestic Guarantor as we have deemed appropriate, (h) such evidence of the corporate proceedings of the Company and each Guarantor as we have deemed appropriate, (i) such certificates of officers of the Company and each Guarantor as we have deemed appropriate, (j) an opinion letter of Linklaters Loesch, Luxembourg, dated November 4, 2003 as to the validity of the Guarantee of Audubon and (k) such certificates of public officials as we have deemed appropriate.

2.    We have assumed without any inquiry or other investigation (a) the legal capacity of each natural person, (b) the genuineness of signatures, (c) the authenticity of any document submitted to us as an original, (d) the conformity to the original of any document submitted to us as a copy, (e) that the New Notes will be issued as described in the Registration Statement and the exhibits attached thereto and (f) that when issued, the New Notes will be in substantially the form as attached to the Indenture.

3.    We do not express any opinion concerning any law other than the General Corporation Law of the State of Delaware and the law of the state of New York.

4.    We undertake no obligation to notify you or any other person concerning any change after the date of this letter with respect to any factual or legal matter.

Subject to the qualifications set forth in this letter, it is our opinion that

1.    When the New Notes have been issued, executed and authenticated in accordance with the terms of the Indenture and the Exchange Offer, the New Notes will be entitled to the benefits of the Indenture and will be valid and legally binding obligations of the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.    When the New Notes have been issued, executed and authenticated in accordance with the terms of the Indenture and the Exchange Offer, the Guarantee of each Guarantor endorsed thereon will constitute a valid and legally binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Columbus McKinnon Corporation November 7, 2003 Page 2

We consent to the use of our name in the Registration Statements and in the prospectus to the Registration Statement as it appears under the caption “Legal Matters” and to the use of this opinion as an exhibit in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations under the Act.

Very truly yours,

HODGSON RUSS LLP

By:	/S/ ROBERT J. OLIVIERI

Robert J. Olivieri